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                                                                    EXHIBIT 99.2

                     SANTA FE ENERGY RESOURCES CHANGES NAME
                         TO SANTA FE SNYDER CORPORATION
                         AND ELECTS FIVE NEW DIRECTORS

HOUSTON, TEXAS, MAY 5, 1999 - SANTA FE ENERGY RESOURCES (NYSE: SFR) today announced the changing of its name to "Santa Fe Snyder Corporation" and the election of five additional directors to the Company's board, effective immediately upon closing of the Company's merger with Snyder Oil Corporation (NYSE: SNY).

The merger of Santa Fe and Snyder was overwhelmingly approved today by shareholders of both companies, and documents are being filed in Delaware to finalize the transaction. The merged company's board of directors will include the six existing Santa Fe board members and five new members from the former Snyder board.

Joining Santa Fe Snyder's board will be:

 . JOHN C. SNYDER, Chairman and Chief Executive Officer of Snyder. Mr. Snyder will serve as Chairman of the merged company. He is a director of SOCO International plc and Texas Capital Bancshares Inc. and a member of the National Petroleum Council.

 . JOHN A. HILL, Vice Chairman and Managing Director of First Reserve
  Corporation. Mr. Hill serves as a director of TransMontaigne Inc. and James River Coal Co. He is Vice Chairman and a trustee of the Putnam Funds.

 . HAROLD R. LOGAN, JR., Executive Vice President/Finance and director of
  TransMontaigne Inc. He also serves as a director of Suburban Propane Partners, L.P. and Union Bank Shares, Ltd.

 . JAMES E. MCCORMICK, former President, Chief Operating Officer and director of
  Oryx Energy Company. Mr. McCormick serves as a director of Lone Star Technologies, B.J. Services, Inc., TESCO Corporation and Dallas National Bank.

 . EDWARD T. STORY, Chief Executive Officer of SOCO International plc, an independent international oil and gas company traded on the London Stock Exchange. He is a director of Cairn Energy plc, First Banks America, Inc., Hallwood Realty Corporation and Sen Hong Resources, formerly Seaunion Holdings Limited.

These five directors will serve with Santa Fe's current six directors:

 . JAMES L. PAYNE, Chairman and Chief Executive Officer of Santa Fe Energy
  Resources. Mr. Payne will serve as the Chief Executive Officer of the merged company. Mr. Payne is a director of Pool Energy Services Co. and B.J. Services, Inc.

 . WILLIAM E. GREEHEY, Chairman and Chief Executive Officer of Valero Energy
  Corporation.

 . MELVYN N. KLEIN, attorney, private investor, and the sole stockholder of a general partner of GKH Partners, L.P. Mr. Klein is also a principal of Questor Management Company and director of Anixter International, Bayou Steel Corporation and Hanover Compressor Corporation.

 . ALLAN V. MARTINI, retired Vice President Exploration and Production and director of Chevron Corporation.

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 . REUBEN F. RICHARDS, retired Chairman and Chief Executive Officer of Terra
  Industries, Inc. Mr. Richards is a director of Ecolab, Inc., Engelhard Corporation, and Potlatch Corporation.

 . KATHRYN D. WRISTON is a director of various corporations, including
  Northwestern Mutual Life Insurance Company and The Stanley Works.

Additionally, Santa Fe Snyder Corporation has set September 2, 1999 as the meeting date for its annual shareholders' meeting. A record date will be set at a later date.

Santa Fe Snyder Corporation is a large oil and gas independent with operations in the United States, Southeast Asia, South America and West Africa. Its shares will be traded on the New York Stock Exchange under the symbol SFS.



Contact:  Santa Fe Snyder Corporation
          Rodney L. Waller - Financial
          713-507-5388

          Kathy E. Hager - Media
          713-507-5315

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